                                                                    EXHIBIT 99.2


                            TUESDAY, APRIL 16, 1996


BANKERS TRUST REPORTS IMPROVED FIRST QUARTER EARNINGS OF $138 MILLION, OR $1.52 EARNINGS PER SHARE

New York, April 16, 1996 -- Bankers Trust New York Corporation earned $138 million, or $1.52 primary earnings per share, in the first quarter of 1996. The first quarter earnings improved from both the fourth quarter 1995 results of $126 million, or $1.36 primary earnings per share, and from the first quarter 1995 loss of $157 million, or $2.11 primary loss per share. Return on common equity increased to 12% in the first quarter of 1996.

"Strong performance from several business lines contributed to Bankers Trust's improved first quarter results," said Frank N. Newman, chief executive officer. "Our Investment Banking business had a strong quarter, and Trading & Sales, geographically-based businesses in Australia/New Zealand and Latin America, and our Client Processing Services business all turned in solid results. A substantial increase in new transaction revenue with clients returned our restructured Risk Management Products & Services business to modest profitability in the quarter. Our Investment Management and Asia businesses also returned to profitability. The first quarter's results were not affected by unusual gains or charges."


"We were also pleased to see renewed strength in the revenue category which for accounting purposes is called 'trading'. A large part of the increase in the quarter was due to growth in client transaction activity in our Risk Management Products & Services, and Investment Banking businesses. In all, Bankers Trust's first quarter results put us in an excellent position to achieve our planned return to more competitive earnings performance. As we move ahead, our continuing commitment is to provide our clients with effective, innovative products and services of the highest quality," Mr. Newman added.

ORGANIZATIONAL HIGHLIGHTS

In recent years a Business Function approach was used to analyze the principal components of the financial performance of the Corporation's businesses. As reported in the Corporation's 1995 Annual Report, the Corporation has changed this financial analysis to reflect more closely its organizational structure. The following table analyzes net income (loss) by Organizational Units:

Net Income (Loss) by Organizational Unit
                                               First     Fourth    FIRST
                                              Quarter   Quarter   QUARTER
($ in millions)                                 1995      1995     1996
- --------------------------------------------  --------  --------  --------

Investment Banking                              $  24     $ 158     $  77
Risk Management Products & Services               (30)      (44)        1
Trading & Sales                                    11        25        24
Investment Management                              (4)       (5)        1
Client Processing Services                         20        21        21
Australia/New Zealand                              22        33        24
Asia                                               (3)      (10)        6
Latin America                                    (108)      (11)       19
Corporate (including unallocated overhead)        (89)      (41)      (35)
- --------------------------------------------    -----     -----     -----
Net Income (Loss)                               $(157)    $ 126     $ 138
============================================    =====     =====     =====

Note: See page 11 for Organizational Unit definitions and assumptions.

The Investment Banking business produced net income of $77 million in the first
    ------------------
quarter of 1996, compared with $158 million in the fourth quarter and $24 million in the first quarter of the previous year. Fourth quarter 1995 results included a $102 million after-tax gain on the sale of a major portion of the Corporation's investment in Northwest Airlines Corporation; this quarter's results, while including gains from private equity investments, did not benefit from any such large items.

Risk Management Products & Services produced net income of $1 million in the
- -----------------------------------
first quarter of 1996, a significant improvement from the losses seen in the business during 1995. The first quarter improvement was due to an increase in new business revenue as the Corporation continues its client-focused effort to restructure its Risk Management Products & Services business.

Net income from the Trading & Sales business was down slightly from the fourth
                    ---------------
quarter of 1995, but was up significantly from the first quarter of 1995.


The Corporation's Investment Management business, which for reporting purposes
                  ---------------------
does not include investment management activities in Australia/New Zealand, reported a small net income in the first quarter of 1996, a modest improvement from previous quarters. The Corporation has restructured this business as well, and is implementing a development plan to improve results in the future.


Client Processing Services produced $21 million of net income in the first
- --------------------------
quarter of 1996, consistent with the first and fourth quarters of 1995.

Australia/New Zealand business net income was $24 million in the first quarter
- ---------------------
of 1996, down from the fourth quarter of 1995, which included particularly strong corporate finance results. Net income was up $2 million from the first quarter of 1995.


Asia net income was $6 million in the first quarter of 1996, as compared with
- ----
losses in the first and fourth quarters of 1995. The increased income was primarily due to improved revenue in Thailand and Japan.


Latin America net income was $19 million in the first quarter of 1996, due to
- -------------
strong trading results and improved revenue from our Chilean insurance subsidiaries. The first quarter 1995 net loss was the result of certain client risk management and trading positions that were affected by extreme volatility and illiquidity in Latin American securities markets after the Mexican peso devaluation. These positions were resolved during the first half of 1995.

QUARTERLY FINANCIAL COMPARISONS

FIRST QUARTER 1996 VERSUS FOURTH QUARTER 1995

Net income of $138 million for the first quarter of 1996 was up from the $126 million earned in the fourth quarter of 1995, and was not affected by unusual gains or charges. The fourth quarter of 1995 included three unusual items as described below.

First quarter 1996 trading revenue increased $164 million over the fourth quarter of 1995. The prior year's fourth quarter included a $51 million charge to trading revenue from settlements of old leveraged derivative transactions. Increased client transaction activity in the

Risk Management Products & Services business and the Investment Banking business accounted for most of the remaining increase in trading revenue. (For comparisons of trading revenue by Organizational Unit see page 6, below).


Securities available for sale gains decreased $136 million from the fourth quarter of 1995. The prior quarter included a $145 million pre-tax gain on the sale of a substantial portion of the Corporation's investment in Northwest Airlines Corporation.

Within noninterest expenses, agency and professional service fees decreased $44 million from the fourth quarter of 1995, which included approximately $35 million of legal expenses in connection with leveraged derivative transactions issues.

FIRST QUARTER 1996 VERSUS FIRST QUARTER 1995

The $138 million earned in the first quarter of 1996 showed a significant improvement from the $157 million net loss recorded in the prior year's first quarter. Included in that loss was a $35 million after-tax severance-related charge.

Total trading revenue and trading-related net interest revenue was $277 million for the first quarter of 1996, compared with a $77 million loss for the comparable period of 1995. The first quarter of 1995 net loss was primarily the result of extreme price fluctuations and illiquidity in the markets for Latin American securities as discussed earlier.

CREDIT QUALITY

Credit quality remained high in the quarter. Cash basis loans declined from $744 million in the fourth quarter of 1995, to $715 million in the first quarter of 1996. There were no material changes in the Corporation's residual leveraged derivative exposures. Based on an analysis of the potential outcome of outstanding issues relating to leveraged derivative transactions, management continues to believe that the expected financial impact should be covered by existing reserves.

CAPITAL
Total stockholders' equity at March 31, 1996 was $5.055 billion, an increase of $71 million and $387 million compared with December 31, 1995 and March 31, 1995, respectively. The Corporation estimates that its ratios of Tier 1 Capital and Total Capital to risk-adjusted assets were approximately 8.00% and 13.10%, respectively, at March 31, 1996.

- -------------------------------------------------------------------------------

For additional information, contact Douglas Kidd, 212 250-7225 or Tom Parisi, 212 250-7235 (Media); Howard Schneider 212 250-7908 (Investors).
Bankers Trust news releases, including quarterly results, are available on the Internet (http://www.bankerstrust.com).

The remainder of this release contains financial statements and tables and Organizational Unit definitions and assumptions.

              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      (in millions, except per share data)
                                  (unaudited)

                                                      First    Fourth    FIRST
                                                     Quarter   Quarter  QUARTER
                                                       1995     1995     1996
                                                     --------  -------  -------
NET INTEREST REVENUE
  Interest revenue                                    $1,353    $1,457   $1,590
  Interest expense                                     1,171     1,248    1,377
- ---------------------------------------------------   ------    ------   ------
Net interest revenue                                     182       209      213
Provision for credit losses                               14        10        5
- ---------------------------------------------------   ------    ------   ------
Net interest revenue after provision
 for credit losses                                       168       199      208
- ---------------------------------------------------   ------    ------   ------
NONINTEREST REVENUE
  Trading                                                (78)       83      247
  Fiduciary and funds management                         171       186      183
  Corporate finance fees                                  72       125       86
  Other fees and commissions                              73        79       87
  Net revenue from equity investment transactions         26        22       21
  Securities available for sale gains                      2       151       15
  Insurance premiums                                      49        58       62
  Other                                                   27        35       49
- ---------------------------------------------------   ------    ------   ------
Total noninterest revenue                                342       739      750
- ---------------------------------------------------   ------    ------   ------
NONINTEREST EXPENSES
  Salaries                                               208       206      201
  Incentive compensation and employee benefits           133       185      227
  Agency & other professional service fees                76       104       60
  Communication & data services                           47        44       46
  Occupancy, net                                          41        32       37
  Furniture and equipment                                 42        40       41
  Travel and entertainment                                23        21       18
  Provision for policyholder benefits                     56        69       72
  Other                                                   58        57       59
  Provision for severance-related costs                   50         -        -
- ---------------------------------------------------   ------    ------   ------
Total noninterest expenses                               734       758      761
- ---------------------------------------------------   ------    ------   ------
Income (loss) before income taxes                       (224)      180      197
Income taxes (benefit)                                   (67)       54       59
- ---------------------------------------------------   ------    ------   ------

NET INCOME (LOSS)                                     $ (157)   $  126   $  138
===================================================   ======    ======   ======



NET INCOME (LOSS) APPLICABLE TO COMMON STOCK          $ (165)   $  111   $  123
===================================================   ======    ======   ======

Cash dividends declared per common share               $1.00     $1.00    $1.00
===================================================   ======    ======   ======

EARNINGS (LOSS) PER COMMON SHARE:
  PRIMARY                                             $(2.11)    $1.36    $1.52
===================================================   ======    ======   ======

  FULLY DILUTED                                       $(2.11)    $1.36    $1.51
===================================================   ======    ======   ======

Certain prior period amounts have been reclassified to conform to the current presentation.

TRADING REVENUE AND TRADING-RELATED NET INTEREST REVENUE

                                           First     Fourth    FIRST
                                          Quarter   Quarter   QUARTER
($ in millions)                             1995      1995     1996
- ----------------------------------------  --------  --------  -------
Trading Revenue by Organizational Unit
  Investment Banking                        $  (9)    $  20     $  33
  Risk Management Product & Services           44        41       105
  Trading and Sales                            25        40        35
  Investment Management                         1        (1)        -
  Client Processing Services                    1         2         2
  Australia/New Zealand                        22        10        24
  Asia                                         (7)        5        13
  Latin America                              (136)       12        35
  Corporate                                   (19)      (46)        -
- ----------------------------------------    -----     -----     -----
    Total Trading Revenue                   $ (78)    $  83     $ 247
========================================    =====     =====     =====

Trading Related Net Interest Revenue        $   1     $  13     $  30
========================================    =====     =====     =====

Total Trading and Trading-Related
 Net Interest Revenue                       $ (77)    $  96     $ 277
========================================    =====     =====     =====


Note: The Corporation accounts for revenues from a wide range of business activities as "trading revenue". The Organizational Unit presentation of trading revenue in the table above includes revenue from business activities as follows:

          Investment Banking trading revenues are produced in secondary market
          ------------------
activities with clients, primarily in sectors where the Corporation also serves as underwriter. Also included here are revenues arising from a small portion of private equity investments that are accounted for on a mark-to-market basis.

          Risk Management Products & Services trading revenues are produced
          -----------------------------------
primarily from new derivative transactions with clients and from revenues resulting from managing the risks the Corporation assumes on such transactions.

          Trading & Sales trading revenues are produced by proprietary position-
          ---------------
taking, including on an arbitraged basis, as well as market making and other client activities.

           Geographically-Based Businesses produce trading revenues from
           -------------------------------
all the above types of activities.

           Corporate Unit trading revenues include various transactions which, for management accounting purposes, are not recorded in Organizational Units. An example is the $51 million charge-off to revenue associated with leveraged derivatives in the fourth quarter of 1995.

NET INTEREST REVENUE


                                             First    Fourth      FIRST
                                            Quarter   Quarter    QUARTER
($ in millions)                              1995       1995       1996
- -----------------------------------------  ---------  ---------  ---------
Nontrading-related net interest revenue    $    181   $    196   $    183
Trading-related net interest revenue              1         13         30
- -----------------------------------------  --------   --------   --------
Net interest revenue                       $    182   $    209   $    213
=========================================  ========   ========   ========

Average rates (fully taxable basis)
  Yield on interest-earning assets             7.09%      6.72%      7.49%
  Cost of interest-bearing liabilities         6.28%      5.87%      6.68%
  Interest rate spread                          .81%       .85%       .81%
  Net interest margin                          1.02%       .99%      1.02%
=========================================  ========   ========   ========

Average balances
  Loans                                    $ 11,683   $ 12,823   $ 12,394
  Total interest-earning assets            $ 78,228   $ 86,315   $ 85,576
  Total assets                             $104,539   $114,853   $113,671
  Total interest bearing liabilities       $ 75,642   $ 84,335   $ 82,912
=========================================  ========   ========   ========


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                ($ in millions)
                                  (unaudited)

                                                   March 31, December 31,   MARCH 31,
                                                     1995         1995         1996
                                                  -----------  -----------  ----------
ASSETS
Cash and due from banks                             $  1,603     $  2,337    $  1,181
Interest-bearing deposits with banks                   2,900        2,023       1,377
Federal funds sold                                     2,115          854       1,038
Securities purchased under resale
 agreements                                           15,040       13,206      15,670
Securities borrowed                                   10,873       10,951      15,390
Trading assets:
 Government securities                                20,094       20,704      18,345
 Corporate debt securities                             4,012        5,648       5,670
 Equity securities                                     3,639        5,098       6,024
 Swaps, options and other derivative contracts        18,581       10,555      10,330
 Other trading assets                                  5,277        5,888       5,136
- ------------------------------------------------    --------     --------    --------
  Total trading assets                                51,603       47,893      45,505
Securities available for sale                          6,019        6,283       6,880
Loans                                                 11,731       12,633      13,088
Allowance for credit losses                           (1,245)        (992)       (987)
Accounts receivable and accrued interest               2,034        4,220       4,072
Other assets                                           4,689        4,594       4,930
- ------------------------------------------------    --------     --------    --------
Total                                               $107,362     $104,002    $108,144
================================================    ========     ========    ========

LIABILITIES
Noninterest-bearing deposits
  Domestic offices                                  $  2,352     $  2,687    $  1,997
  Foreign offices                                        532          605         545
Interest-bearing deposits
  Domestic offices                                     5,433        5,402       5,824
  Foreign offices                                     16,279       17,014      14,190
- ------------------------------------------------    --------     --------    --------
Total deposits                                        24,596       25,708      22,556
Trading liabilities:
 Securities sold, not yet purchased
  Government securities                                9,931       11,092      11,897
  Equity securities                                    2,230        3,262       3,918
  Other trading liabilities                              139          473         331
 Swaps, options and other derivative contracts        17,083       11,264      10,903
- ------------------------------------------------    --------     --------    --------
   Total trading liabilities                          29,383       26,091      27,049
Securities sold under repurchase agreements           18,631       15,247      23,209
Other short-term borrowings                           16,396       15,761      12,493
Accounts payable and accrued expenses                  4,137        3,931       4,665
Other liabilities                                      2,680        2,736       2,742
Long-term debt                                         6,621        9,294      10,125
- ------------------------------------------------    --------     --------    --------
Total liabilities                                    102,444       98,768     102,839
- ------------------------------------------------    --------     --------    --------

PREFERRED STOCK OF SUBSIDIARY                            250          250         250
- ------------------------------------------------    --------     --------    --------

STOCKHOLDERS' EQUITY
Preferred stock                                          639          865         866
Common stock                                              84           84          84
Capital surplus                                        1,306        1,302       1,304
Retained earnings                                      3,243        3,316       3,351
Common stock in treasury, at cost                       (393)        (336)       (311)
Other stockholders' equity                              (211)        (247)       (239)
- ------------------------------------------------    --------     --------    --------
Total stockholders' equity                             4,668        4,984       5,055
- ------------------------------------------------    --------     --------    --------
Total                                               $107,362     $104,002    $108,144
================================================    ========     ========    ========

Certain prior period amounts have been reclassified to conform to the current presentation.


CAPITAL

                                                          First     Fourth      FIRST
                                                        Quarter    Quarter    QUARTER
                                                           1995       1995       1996
                                                       --------   --------   --------

FOR THE QUARTER
Return on Average Common Stockholders'
 Equity                                                     N/M      10.57%     11.89%
Return on Average Total Assets                              N/M        .44%       .49%

PER COMMON SHARE
Earnings (Loss):
  Primary                                              $  (2.11)  $   1.36   $   1.52
  Fully Diluted                                        $  (2.11)  $   1.36   $   1.51
Cash Dividends Declared                                $   1.00   $   1.00   $   1.00
Market Price, End of Period                            $  52.25   $  66.50   $ 70.875
Book Value, End of Period (1)                          $  50.04   $  50.58   $  51.06

COMMON SHARES (SHARES IN MILLIONS EXCEPT PAR VALUE)
Common stock $1 par value:
  Authorized, at period end                             300.000    300.000    300.000
  Issued, at period end                                  83.679     83.679     83.679
Common stock in treasury, at period end                   5.341      4.603      4.278
Average Common and Common Equivalent
 Shares Outstanding-Primary (2)                          78.346     81.322     80.896
Average Common and Common Equivalent
 Shares Outstanding Assuming
 Full Dilution (2)                                       78.346     81.415     81.560

CAPITAL RATIOS, END OF PERIOD
Common Stockholders' Equity to Total Assets                3.75%      3.96%      3.87%
Total Stockholders' Equity to Total Assets                 4.35%      4.79%      4.67%
Bankers Trust New York Corporation:
  Risk-Based Capital Ratios (3)
       Tier 1 Capital                                      8.73%      8.51%      8.00%
       Total Capital                                      14.20%     13.90%     13.10%
  Leverage Ratio (3)                                       5.18%      5.12%      5.30%
Bankers Trust Company:
  Risk-Based Capital Ratios (3)
       Tier 1 Capital                                      9.33%      9.47%      9.15%
       Total Capital                                      12.31%     12.78%     12.25%
  Leverage Ratio (3)                                       5.27%      5.14%      5.50%
- --------------------------------------------------------------------------------------

(1) This calculation includes the effect of the vested portion of common shares issuable under deferred stock awards.
(2) Common stock equivalents are excluded from the first quarter 1995 as the effect would be anti-dilutive in calculating earnings per share.
(3) Regulatory capital ratios at March 31, 1996 are preliminary.
N/M Not Meaningful.

NONPERFORMING ASSETS AND ALLOWANCE FOR CREDIT LOSSES


                                             March 31,   December 31,   MARCH 31,
                                                1995         1995          1996
                                             ----------  -------------  ----------

Nonperforming assets (in millions)
- -------------------------------------------

Cash basis loans
  Secured by real estate                        $  403         $  362       $ 351
  Real estate related                               26             23          31
  Highly leveraged                                 111            153         132
  Other                                            437            206         201
- -------------------------------------------     ------         ------       -----
Total cash basis loans                          $  977         $  744       $ 715
===========================================     ======         ======       =====

Renegotiated loans
  Secured by real estate                        $   90         $   88       $  89
  Other nonrefinancing country                      12             12           -
- -------------------------------------------     ------         ------       -----
Total renegotiated loans                        $  102         $  100       $  89
===========================================     ======         ======       =====

Other real estate                               $  265         $  259       $ 257
===========================================     ======         ======       =====

Other nonperforming assets                      $   66         $   67       $  67
===========================================     ======         ======       =====


                                                 First         Fourth       FIRST
                                               Quarter        Quarter     QUARTER
                                                  1995           1995        1996
                                                ------         ------       -----

Allowance for credit losses (in millions)
- -------------------------------------------

Balance, beginning of period                    $1,252         $1,032       $ 992
Net charge-offs
  Charge-offs                                       34             60          28
  Recoveries                                        13             10          18
- -------------------------------------------     ------         ------       -----
Total net charge-offs*                              21             50          10
Provision for credit losses                         14             10           5
- -------------------------------------------     ------         ------       -----
Balance, end of period                          $1,245         $  992       $ 987
===========================================     ======         ======       =====

*Components:
  Secured by real estate                        $    6         $   11       $   1
  Real estate related                                2              -           4
  Highly leveraged                                  20              2          20
  Other                                              -             38         (12)
  Refinancing country                               (7)            (1)         (3)
- -------------------------------------------     ------         ------       -----
Total                                           $   21         $   50       $  10
===========================================     ======         ======       =====

ORGANIZATIONAL UNITS

The Corporation delivers a wide range of financial products and services worldwide principally through eight broad Organizational Units. Five units are organized around specific products and services: Investment Banking, Risk Management Products & Services, Trading & Sales, Investment Management, and Client Processing Services. Three additional units are organized to deliver these same types of financial products and services with the unique local expertise necessary to operate successfully in Australia/New Zealand, Asia and Latin America. The Units are described below:

      Investment Banking: Delivers the Firm's full range of financing, advisory
      ------------------
and research products and services to corporate, financial institution and investor clients. Services include the underwriting, distribution and trading of public equity and debt (both investment grade and high-yield), private placements and structured finance, as well as merger and acquisition advisory services. The unit is responsible for the Firm's private equity investments. The Corporation's Asset-Based Lending activities, although managed separately, are included in Investment Banking for reporting purposes.

      Risk Management Products & Services: Assists clients in the management of
      -----------------------------------
their financial and economic risk. Products and services include interest rate, currency, equity, commodity and credit derivatives, as well as risk management advisory services. This business also manages the Corporation's risk associated with client derivative transactions.

      Trading & Sales: Provides financial products and services to the
      ---------------
Corporation's clients and enters into securities, currency, commodity, derivatives and funding transactions on a proprietary basis. The unit is responsible for funding the Corporation worldwide, including capital and liquidity management.

      Investment Management: Manages investments for pension funds, corporations
      ---------------------
and other institutional investors worldwide (the Australian funds management business is reported in the results of Australia/New Zealand). Services provided include management of equities, fixed income securities and other financial instruments in many of the world's major financial markets. The Corporation's Private Banking activities, although managed separately, are included in Investment Management for reporting purposes.

      Client Processing Services: Gathers, moves and manages assets for
      --------------------------
institutional clients throughout the world. This unit delivers the Corporation's processing, fiduciary and trust services, such as cash management, custody and clearance, and deposit and credit services, to corporations, financial institutions and governments and their agencies around the world. It also provides retirement services, including recordkeeping and administrative services and portfolio measurement to sponsors of U.S. defined benefit and defined contribution plans.

Geographically-Based Businesses:

  Australia/New Zealand - Provides funds management and corporate finance, and
  ---------------------
financial markets services to local and international clients, and trades for its own account in related markets.

  Asia - Provides advisory and corporate finance services to financial
  ----
institutions, governments and both state-owned and privatized businesses. In addition, it engages in arbitrage trading and equity investments.

  Latin America - Engages in trading and distribution, organization and
  -------------
underwriting of corporate finance securities, mergers and acquisitions services and private equity investments. In addition, this organizational unit, through its Chilean insurance subsidiaries, underwrites pension-related life and disability insurance and sells pension-related life annuities.

Corporate Units include the unallocated costs of corporate staff together with the notional interest income on the Corporation's capital accounts. The Corporate unit also includes a residual portion of the Firm's loans to clients not booked in the business units. In addition to the provision for credit losses there are also various special charges and reserves reflected within Corporate such as the previously disclosed severance charge taken in the first quarter of 1995 and the derivative settlements in the fourth quarter of 1995.

Organizational Unit business results are determined based on the Corporation's internal management accounting process, which allocates revenue and expenses among the Organizational Units. Because the Corporation's business is complex in nature and its operations are integrated, it is impractical to segregate respective contributions of the Organizational Units with precision. As a result, estimates and subjective judgments have been made to apportion revenue and expense items. The internal management accounting process, unlike financial accounting in accordance with generally accepted accounting principles, is based on the way the management views its business and is not necessarily comparable with similar information disclosed by other financial institutions. In order to provide comparability from one period to the next, the Corporation will restate this analysis to conform with material changes in the allocation process and/or significant changes in organizational structure.